Exhibit 99.1

Contact: Krista Lopykinski	FOR IMMEDIATE RELEASE
Exelon Nuclear Communications
(630) 657-3602

Exelon Nuclear To Accelerate Decommissioning Of Zion Station

Agreement With EnergySolutions subject to federal approval

WARRENVILLE, Ill. (Dec. 11, 2007) – Exelon Nuclear will seek to accelerate the decommissioning of the company’s Zion Station in Illinois more than a decade sooner than originally planned, the company announced today.

The company has contracted with Utah-based EnergySolutions to dismantle the nuclear plant, which involves removing the two-reactors, all structures and support buildings and preparing the site for other uses. The station sits on 257 acres on the shore of Lake Michigan about 40 miles north of Chicago. It has not produced power since 1998.

The Nuclear Regulatory Commission must approve the arrangement. The company expects to learn of the NRCs decision during the second half of 2008. The parties also are seeking a favorable ruling from the Internal Revenue Service about the transfer of tax-qualified decommissioning funds.

The agreement calls for the station’s license and decommissioning funds to be transferred to EnergySolutions, who would dismantle the plant, remove all structures, components and debris and return the site to close to its original state. When the project is complete, expected by 2018, EnergySolutions would return the property to Exelon for other uses.

Exelon has not yet determined what it will do with the land when decommissioning is complete, according to the company.

At the height of the project, EnergySolutions expects to employ up to 450 workers.

Used nuclear fuel stored in the station’s fuel pool would be moved to a dry cask storage facility to be built on the property at least 400 feet farther from the lakeshore. Such independent fuel storage facilities are licensed by the Nuclear Regulatory Commission and exist at 39 plants nationwide, including five of Exelon’s nuclear stations. The Zion used fuel storage facility would be mostly hidden from view by earth berms and natural landscaping.

“The question on the table is, will we decommission the plant now or later?” said Tom O’Neill, Exelon Nuclear’s vice president of New Plant Development and the executive leading the Zion project. “This is a unique opportunity to make hundreds of acres of lakefront property available for other uses a decade or more earlier than we thought possible.”

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Exelon Nuclear

Exelon’s previous plans called for decommissioning the plant in the mid 2020s to early 2030s, and possibly as late as 2058. The earlier decommissioning is possible because EnergySolutions has the unique capability to plan and manage the decommissioning and dispose of all material at a lower cost. EnergySolutions owns its own low-level waste disposal facility in Clive, Utah.

Throughout the process, Zion’s used fuel would remain under Exelon’s ownership and control. With or without early decommissioning, the fuel will remain stored on the Zion property until the U.S. Department of Energy takes possession of and removes it as required under federal law. The department says it hopes to open a national repository for used commercial nuclear fuel at Yucca Mountain, Nevada, by 2017.

Exelon estimates that it would require more than $1.1 billion (in 2007 dollars) to decommission the plant today using traditional decommissioning methods. EnergySolutions is able to do the work for the amount in the Zion decommissioning trust funds, around $900 million (also in 2007 dollars).

EnergySolutions has secured additional financial assurance for the unlikely event that the cost exceeds that amount. Conversely, any funds remaining in the trust fund after decommissioning is completed would be returned to ComEd’s ratepayers in accordance with a 2000 agreement with the state.

Decommissioning trust funds are established for all licensed U.S. nuclear plants to cover the costs associated with decommissioning a plant.

Exelon and EnergySolutions will host a community information night in late February or early March of 2008 to share information with the public about the decommissioning process.

Zion’s Unit 1 began commercial operation in December 1973 and Unit 2 in September 1974. The plant was closed by then-owner ComEd in 1998 for economic reasons.

EnergySolutions is based in Salt Lake City, Utah. It is considered an industry leader in the decommissioning of nuclear plants and permanent disposal of nuclear waste. The company was formed in 2006 by merging BNG America, Duratek, Environcare of Utah and the D&D division of Scientech.

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Exelon Corporation is one of the nation’s largest electric utilities with more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to approximately 480,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.